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                               i-STAT CORPORATION

                          CERTIFICATE OF DESIGNATION OF
                      SERIES D CONVERTIBLE PREFERRED STOCK

         i-STAT Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Corporation's Board of Directors (the "Board") by the Corporation's Restated Certificate of Incorporation, as amended and including any Certificate of Designations filed therewith (the "Certificate"), and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board at a meeting duly held on December 5, 2001, adopted resolutions (i) authorizing a new series of the Corporation's previously authorized preferred stock, $0.10 par value per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 30,000 shares of Series D Convertible Preferred Stock of the Corporation, as follows:

         RESOLVED, that the Corporation is authorized to issue 30,000 shares of Series D Convertible Preferred Stock, $0.10 par value per share, which shall have the following powers, designations, preferences and other special rights:

         Section 1. Designation, Amount and Par Value. The series of preferred stock shall be designated as the Corporation's Series D Convertible Preferred Stock (the "Preferred Stock") and the number of shares so designated shall be 30,000 (which shall not be subject to increase without the consent of the holders (each, a "Holder" and collectively, the "Holders") of a majority of the Preferred Stock.). Each share of Preferred Stock shall have a par value of $.10 and a stated value equal to $1,000 (the "Stated Value"). Capitalized terms used and not defined elsewhere in this Certificate of Designation shall have the respective meanings ascribed to them in Section 9.

         Section 2. Ranking. The Preferred Stock shall rank, with respect to dividend distributions and distributions upon a Liquidation Event (as defined herein), senior to all classes of common stock of the Corporation (including the Common Stock) and senior to any other class of capital stock or series of preferred stock established by the Corporation prior to or after the date hereof (the "Original Issue Date"). All classes of Common Stock of the Corporation and any other class of capital stock or series of preferred stock established prior to or after the Original Issue Date to which the Preferred Stock is senior are collectively referred to herein as "Junior Securities."

         Section 3. Dividends.


         (a) Each holder of Preferred Stock shall be entitled to receive, out of funds legally available for the payment of dividends, cumulative dividends in an amount per share equal to the Applicable Percentage (as defined herein) of the Series D Liquidation Preference Payment (as defined herein) as of the immediately preceding Dividend Payment Date (as defined herein) (or, for the initial Dividend Period (as defined



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herein), as of the Original Issue Date). Dividends paid pursuant to this Section
3(a) shall be payable in arrears on March 31, June 30, September 30 and December 31 of each year (each of such dates being a "Dividend Payment Date" and each such quarterly period being a "Dividend Period"). Each such dividend shall be payable to the holders of record of shares of the Preferred Stock on the 10th day prior to the relevant Dividend Payment Date, as they appear on the stock records of the Corporation at the close of business on such record dates. Such dividends shall accrue quarterly from the Original Issue Date to the Holders thereof (except that dividends on any amounts added to the Series D Liquidation Preference Payment pursuant to Section 3(b) shall accrue from the date such amounts are added to the Series D Liquidation Preference Payment), whether or not declared by the Board and whether or not in any Dividend Period or Periods there shall be funds of the Corporation legally available for the payment of such dividends.

         (b) At the Corporation's option, dividends may be paid in cash. If dividends are not paid in cash on any Dividend Payment Date for the immediately preceding Dividend Period (or portion thereof if less than a full Dividend Period), the unpaid amount shall be added to the Series D Liquidation Preference Payment for purposes of calculating succeeding Dividend Periods' dividends. Notwithstanding anything else contained herein, once any dividends for the immediately preceding Dividend Period (or portion thereof if less than a full Dividend Period) are so added to the Series D Liquidation Preference Payment, such dividends will no longer be payable in cash.

         (c) The "Applicable Percentage" shall be eight percent (8%) per annum; provided that if at any time the Per Share Market Value of the Common Stock is at or above $15.00 per share (subject to equitable adjustment for stock splits, combinations, stock dividends and similar events) for 45 consecutive Trading Days, such rate shall be reduced to two percent (2%) per annum beginning on the next Trading Day and shall continue at such rate unless and until the Per Share Market Value of the Common Stock is below $10.00 per share (subject to equitable adjustment for stock splits, combinations, stock dividends and similar events) for 45 consecutive Trading Days, at which point such rate shall re-adjust to eight percent (8%) per annum the next Trading Day. The adjustment to the Applicable Percentage pursuant to this Section 3(c) shall continue until all shares of Preferred Stock shall have been converted pursuant to Section 7 or redeemed pursuant to Section 8 hereto. The Applicable Percentage for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Preferred Stock shall be computed on the basis of the actual number of days elapsed over four (4) 90-day quarters and a 360-day year. The Applicable Percentage shall also be subject to adjustment in accordance with
Section 8(c) hereof.

         Section 4. Liquidation Preference.


         (a) In the event of any liquidation, dissolution or winding up of the Corporation (a "Liquidation Event"), whether voluntary or involuntary, the Holders of the shares of Preferred Stock then outstanding shall be entitled to receive, prior and in preference to any payment or distribution of any of the assets of the Corporation to the holders of any Junior Securities, by reason of their ownership thereof, an amount per share equal to the sum of $1,000 per share (the "Series D Issuance Price") (subject to equitable adjustment for stock splits, combinations, stock dividends and similar events) and (ii) an amount equal to all accrued and/or


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declared but unpaid dividends on such share, computed to the date payment thereof is made as provided in Section 3 hereof (together with the Series D Issuance Price, the "Series D Liquidation Preference Payment"). If upon the occurrence of any Liquidation Event, the assets and funds to be distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation available for distribution shall be distributed pro rata among the Holders of the Preferred Stock in proportion to the number of shares of Preferred Stock owned by each such Holder bears to the total number of shares of Preferred Stock then outstanding.

         (b) (i) For purposes of this Section 4(b)(i), (x) any merger, reorganization or consolidation of the Corporation into or with any other corporation or entity (including a stock for stock exchange or stock for cash exchange), or (y) a sale, conveyance, transfer, license, lease, abandonment or other disposition or transfer of all or substantially all of the assets of the Corporation, including without limitation, all or substantially all of its intellectual property (other than by means of a license in the ordinary course of business), in one or more related transactions shall be deemed a Liquidation Event of the Corporation unless the holders of capital stock of the Corporation immediately prior thereto shall, immediately thereafter, hold as a group the right to cast at least a majority of votes of all holders of voting securities of the resulting or surviving corporation or entity, or the parent of such surviving corporation or entity, on any matter on which any such holder of voting securities shall be entitled to vote.

         (ii) In any such events, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value; provided that, the fair market value of any securities or assets shall be valued as follows:

              (x) Securities not subject to an investment letter or other similar restrictions on free marketability:

                   (A) If traded on Nasdaq, the value shall be deemed to be the average of the closing bid prices of the securities on Nasdaq or such exchange, as applicable, over the thirty (30) day period ending three (3) days prior to the consummation of the Liquidation Event;

                   (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the consummation of the Liquidation Event; and

                   (C) If there is no active public market, the value shall be the fair market value thereof, as determined by an investment banking firm selected by the Corporation and reasonably approved by holders of a majority of the then outstanding shares of Preferred Stock.

              (y) The method of valuation of securities subject to an investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an


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appropriate discount from the market value determined as above in (x)(A), (B) or
(C) to reflect the approximate fair market value thereof, as determined by an investment banking firm selected by the Corporation and reasonably approved by holders of a majority of the then outstanding shares of Preferred Stock.

         (c) The Corporation shall give each holder of record of Preferred Stock written notice of an impending Liquidation Event not later than fifteen (15) days prior to the stockholders' meeting called to approve such transaction or not later than fifteen (15) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending Liquidation Event and the provisions of this Section 4, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than fifteen (15) days after the Corporation has given the first notice provided for herein or sooner than fifteen (15) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that represent at least a majority of the voting power of all then outstanding shares of the Preferred Stock.

         Section 5. Voting Rights.


         Except as may be otherwise provided in this Certificate of Designation or required by law, the Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. The Holders shall have the right to one vote on each such action for each whole share of Common Stock into which such Preferred Stock could then be converted (taking into account the Conversion limitations then applicable pursuant to Section 7(a)(iii), and with respect to such vote, such Holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the By-Laws of the Corporation.

         Section 6. Protective Provisions.


         The Corporation shall not, and shall not permit any of its Subsidiaries to, without the affirmative vote or written consent of the Holders of a majority of the then outstanding shares of Preferred Stock, voting or consenting as a separate class:

         (a) make any Restricted Payment (as defined below). For the purposes hereof, "Restricted Payment" means (i) the declaration or payment of any dividends or any other distributions of any sort by the Corporation in respect of its Junior Securities, (ii) the direct or indirect purchase, redemption or other acquisition or retirement for value of any of the Corporation's capital stock or any security exercisable or exchangeable for its capital stock (other than the redemption of the Preferred Stock) or the exercise by the Corporation of any option to exchange any capital stock that by its terms is exchangeable solely at its option, or (iii) the setting apart of money or other property for any redemption, purchase or other analogous fund for the redemption, purchase, or acquisition of any of the Corporation's capital stock or any security exercisable or exchangeable for the Corporation's capital stock;


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         (b) engage in Affiliated Party Transactions, except for transactions
(i) on an arm's-length basis for fair value with Abbott Laboratories or other distribution or technology partners; (ii) with any Wholly-Owned Subsidiary;
(iii) on an arm's-length basis for fair value with a Qualified Joint Venture;
(iv) made for tax planning purposes; (iv) where the aggregate value of the transaction is not in excess of $100,000 or (v) that are loans to officers and employees on terms approved by a majority of the entire Board, provided that the aggregate principal amount and accrued interest on loans to officers and employees outstanding may not exceed $5,000,000 at any one time;

         (c) reorganize, reclassify or recapitalize any shares of capital stock of the Corporation;

         (d) acquire any assets (whether by means of an asset purchase, stock purchase or merger) in excess of $1,000,000 in any one transaction or series of related transactions that take place within a twelve-month period that are not reasonably related to the Corporation's business as presently conducted;

         (e) convey, sell, lease, assign, transfer, exchange or otherwise dispose of any of its property, business or assets whether now owned or hereafter acquired in excess of $1,000,000 in any one transaction or series of related transactions that take place within a twelve-month period, except for:
(i) the sale or other disposition of any tangible or intangible personal property that has become obsolete or worn out and is disposed of in the ordinary course of business, (ii) the sale or other disposition of inventory made in the ordinary course of business, (iii) capitalized leases and sale/leaseback transactions (subject to the rights of the Purchasers (as such term is defined in the Purchase Agreement) in Section 4.7 of the Purchase Agreement and to the provisions of Section 6(g) hereof) or (iv) the sale of the Corporation which is structured as a sale of all or substantially all of the assets of the Corporation;

         (f) make any advance, loan, extension of credit or capital contribution to, or purchase any stock (other than in connection with acquisitions made by the Corporation in accordance with paragraph (d)), bonds, notes, debentures or other securities of, or make any other investment in, any Person except: (i) the Corporation may make investments in, or loans or advances to, any Wholly-Owned Subsidiaries and any Wholly-Owned Subsidiaries may make investments in, or loans or advances to, the Corporation, (ii) the Corporation or its Wholly-Owned Subsidiaries may acquire and hold receivables owing to it, if created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, (iii) the Corporation may make Full Recourse Loans to Qualified Joint Ventures pro rata to their equity ownership in such Qualified Joint Ventures; provided that such Full Recourse Loans are made on the same terms as, and contemporaneously with, Full Recourse Loans made by the other equity owners of such Qualified Joint Venture; (iv) the Corporation may make loans to officers and employees on terms approved by a majority of the entire Board, provided that the aggregate principal amount and accrued interest on loans outstanding to officers and employees may not exceed $5,000,000 at any one time; (v) direct obligations of the government of the United States of America or any agency or instrumentality therein, (vi) interest-bearing certificates of deposit or repurchase agreements issued by a commercial banking institution located in and authorized to do business as a commercial bank in the United States, and (vii)


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money market accounts maintained at a commercial bank located in and authorized to do business as a commercial bank in the United States;

         (g) create, incur, assume, permit, guarantee or otherwise become or remain liable, directly or indirectly, with respect to any Indebtedness except Indebtedness in the aggregate amount at any one time outstanding of $12,000,000, provided that Corporation may, or permit any of its Subsidiaries to, create, incur, assume, permit, guarantee or otherwise become or remain liable, directly or indirectly, for Indebtedness in excess of $12,000,000 at any one time outstanding if at the date of such creation, incurrence, permission, guarantee or becoming or remaining liable for such Indebtedness in excess of $12,000,000, the Corporation and its consolidated Subsidiaries are meeting or surpassing the Operating Targets. The Operating Targets shall mean targets, on a consolidated basis, for the Corporation's revenues, operating income, earnings before interest, taxes, depreciation and amortization, and net income as proposed by the Corporation and approved by the Holders of a majority of the outstanding shares of Preferred Stock in their sole and absolute discretion. For so long as the Corporation and its Subsidiaries are not meeting or surpassing the Operating Targets at a time when there is more than $12,000,000 of Indebtedness in the aggregate outstanding (the "Excess Indebtedness"), the Corporation shall not, or shall not permit any of its Subsidiaries, to incur, assume, permit, guarantee or otherwise become or remain liable, directly or indirectly, with respect to any additional Indebtedness but may refinance or renew the Excess Indebtedness on terms no less favorable to the Corporation and its Subsidiaries than the Excess Indebtedness being refinanced or renewed;

         (h) permit to exist limitations on the payment of dividends or distributions by the Corporation (with respect to the Preferred Stock) or by its Subsidiaries;

         (i) amend, alter or repeal its Certificate of Incorporation, this Certificate of Designation or By-laws (whether by merger, consolidation, reclassification, combination or otherwise), or waive any provisions thereof, in a manner that would adversely affect the rights, preferences, privileges or powers of the Preferred Stock or which would increase or decrease the amount of authorized shares of Preferred Stock;

         (j) create or authorize the creation of or issuance of (including without limitation, by way of merger, consolidation, reclassification, recapitalization or otherwise), or obligate itself to authorize or issue, any equity security of the Corporation, ranking senior to, or pari passu with, the Preferred Stock with respect to rights, privileges, liquidations preferences, dividends or distributions;

         (k) effect any liquidation, dissolution or winding up of the Corporation; or

         (l) enter into any contract, agreement or understanding with respect to any of the foregoing.

         Section 7. Conversion.


         (a) (i) Optional Conversion. Subject to the limitations set forth in
Section 7(a)(iii), each share of Preferred Stock shall be convertible into shares of Common Stock at the Conversion Ratio, at the option of the Holder, at any time and from time to time. Holders shall


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effect conversions by providing the Corporation with the form of conversion notice attached hereto as Exhibit A (a "Conversion Notice"). Each Conversion Notice shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice by facsimile (the "Conversion Date"). The number of shares of Preferred Stock shown as owned by the Holder prior to and giving effect to a conversion shall control absent manifest or mathematical error. If no Holder Conversion Date is specified in a Conversion Notice, the Holder Conversion Date shall be the date that such Conversion Notice is deemed delivered hereunder. To effect conversions of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted.

              (ii) [Intentionally Omitted]

              (iii) Certain Conversion Restrictions. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by a Holder that is not an Institutional Investor upon any conversion of shares of Preferred Stock (or otherwise in respect hereof) shall, until such time as the Standstill Agreement has been terminated or has expired, be limited to the extent necessary to insure that, following such conversion, the total number of shares of Common Stock then beneficially owned by such Holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with such Holder's for purposes of Section 13(d) of the Exchange Act, does not exceed 14.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise). Upon termination or expiration of the Standstill Agreement, the number of shares of Common Stock that may be acquired by such Holder upon any conversion of shares of Preferred Stock (or otherwise in respect hereof) shall be limited to the extent necessary to prevent such Holder from becoming an "Acquiring Person" under the Plan as a result of such conversion. For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Each delivery of a Conversion Notice hereunder will constitute a representation by a Holder that it has evaluated the limitation set forth in this paragraph and determined that issuance of the full number of Underlying Shares requested in such Conversion Notice is permitted under this paragraph. The Corporation will have no obligation to issue shares of Common Stock in excess of the limitation referred to in this Section until such time, if any, as such shares of Common Stock may be issued in compliance with such limitation.

         (b) (i) Not later than three Trading Days after each Conversion Date, the Corporation will issue and deliver to the Holder at the Corporation's expense a certificate or certificates registered in such name or names as the Holder may direct which shall be free of restrictive legends and trading restrictions (other than those required by Section 4.1 of the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock. The Corporation shall, upon request of the Holder, if available, use its best efforts to deliver any certificate or certificates required to be delivered by the Corporation under this Section electronically through the Depository Trust Corporation or


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another established clearing corporation performing similar functions. If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the applicable Holder by the fourth Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Corporation shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion.

              (ii) In addition to any other rights available to the Holder, if the Corporation fails to deliver to the Holder such certificate or certificates pursuant to Section 3(b)(i), by the fourth Trading Day after the Conversion Date, and if after such fourth Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Underlying Shares which the Holder was entitled to receive upon such conversion (a "Buy-In"), then the Corporation shall (A) pay in cash to the Holder the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the market price of the Common Stock at the time of the sale giving rise to such purchase obligation and (B) at the option of the Holder, either return the shares of Preferred Stock for which such conversion was not honored or deliver to such Holder the number of shares of Common Stock that would have been issued had the Corporation timely complied with its conversion and delivery obligations under Section 3(b)(i). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the market price of the Underlying Shares on the date of conversion totaled $10,000, under clause (A) of the immediately preceding sentence the Corporation shall be required to pay the Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation's failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

         (c) (i) The conversion price for each share of Preferred Stock in effect on any Conversion Date (the "Conversion Price") shall equal $8.00 (subject to equitable adjustment for stock splits, combinations, stock dividends and similar events).

              (ii) If the Corporation, at any time while shares of Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to the Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security, then in each such case the Conversion Price at which each share of Preferred Stock shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common

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Stock as determined by the Board in good faith. If the Holder shall dispute the findings of the Corporation's Board, then such fair market value shall be determined by an investment banking firm selected by the Corporation and reasonably approved by the Holders of a majority of the outstanding Preferred Stock. In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

              (iii) All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or its Subsidiaries, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

              (iv) Whenever the Conversion Price is adjusted pursuant to the terms hereof, the Corporation shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

              (v) In case of any reclassification, reorganization or recapitalization of the Common Stock, or any compulsory share exchange pursuant to which the Common Stock is entitled to receive or is converted into other securities, cash or property, the Holders shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, reorganization, recapitalization or share exchange, and the Holders shall be entitled upon such event to receive such amount of securities, cash or property as a holder of the number of shares of Common Stock of the Corporation into which such shares of Preferred Stock could have been converted immediately prior to such reclassification, reorganization, recapitalization or share exchange would have been entitled. This provision shall similarly apply to successive reclassifications or share exchanges. The Corporation shall not effect any transaction described in this subsection unless the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligation to deliver to the Holders of the Preferred Stock such shares of stock and/or securities as, in accordance with the foregoing provisions, the Holders of Preferred Stock may be entitled to receive.

              (vi) Subject to Section 8, in case of any merger or consolidation of the Corporation with or into another Person, sale by the Corporation of more than one-half of the assets of the Corporation (on an as valued basis) in one or a series of related transactions or similar transactions, a Holder shall have the right thereafter to convert its shares of Preferred Stock into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and such Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such merger, consolidation or sale would have been entitled. The terms of any such merger, sale or consolidation shall include such terms so as continue to give the Holders the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events. The Corporation shall not effect any transaction described in this subsection unless the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligation to deliver to the Holders of the Preferred Stock such shares of stock and/or securities as, in accordance with the foregoing provisions, the Holders of Preferred Stock may be entitled to receive.

              (vii) If (a) the Corporation shall declare a dividend (or any other distribution) on the Common Stock, (b) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (c) the Corporation shall authorize the granting to all holders of Common Stock, rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (d) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share of exchange whereby the Common Stock is converted into other securities, cash or property, or (e) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation; then the Corporation shall notify the Holders at their last addresses as they shall appear upon the stock books of the Corporation, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange. Holders are entitled to convert shares of Preferred Stock during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

         (d) The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized and issued and fully paid and nonassessable.

         (e) Upon a conversion hereunder the Corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If any fraction of an Underlying Share would, except for the provisions of this Section, be issuable upon a conversion hereunder, the Corporation shall pay an amount in cash equal to the Conversion Ratio multiplied by such fraction.

         (f) The issuance of certificates for Common Stock on conversion of Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Stock so converted.

         (g) Any and all notices or other communications or deliveries to be provided by the Holders of the Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the Chief Financial Officer of the Corporation addressed to 104 Windsor Center Drive, East Windsor, NJ 08520, Facsimile No.:
(609) 243-9311, attention Chief Financial Officer, or to such other address or facsimile number as shall be specified in writing by the Corporation for such purpose. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time)(with confirmation of transmission), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (New York City time) (with confirmation of transmission) on any date and earlier than 11:59 p.m. (New York City time) on such date (with confirmation of transmission), (iii) upon receipt, if sent by a nationally recognized overnight courier service (next day service specified), or (iv) upon actual receipt by the party to whom such notice is required to be given.

         Section 8. Redemption.


         (a) Mandatory Redemption. The Corporation shall not have the right to call or redeem at any time all or any shares of Preferred Stock, except as expressly authorized herein. On the Mandatory Redemption Date, the Corporation shall redeem all of the shares of Preferred Stock. The "Mandatory Redemption Date" shall be the tenth (10th) anniversary of the Original Issue Date or if such date is not a Trading Day, the first Trading Day thereafter.

         (b) Optional Redemption. At any time after the sixth (6th) anniversary of the Original Issue Date (the "Optional Redemption Date", and together with the Mandatory Redemption Date, the "Redemption Date"), the Corporation may redeem at its option all of the shares of Preferred Stock held by the Holders by providing written notice (the "Notice") thereof to the Holders on a date not less than fifteen (15) and not more than sixty (60) days prior to the Optional Redemption Date which shall be fixed by the Corporation and specified on the Notice; provided, that the Corporation may redeem less than all of the shares of Preferred Stock held by the Holders only upon the consent of the Holders of a majority of shares of Preferred Stock. In the event the Corporation redeems pursuant to this Section 8(b) less than all of the shares of

Preferred Stock held by the Holders upon the consent to the Holders of a majority of shares of Preferred Stock, the Corporation shall redeem such shares of Preferred Stock on a pro rata basis determined by the aggregate amount of shares of Preferred Stock held by each Holder.

         (c) Redemption Price and Payment. The Preferred Stock to be redeemed on a Redemption Date shall be redeemed by paying for each share, in cash, out of any assets of the Corporation legally available therefor, an amount equal to the Redemption Price (as defined below). For purposes of this Section 8(c), the "Redemption Price" shall mean $1,000 plus accrued and unpaid dividends on each outstanding share of Preferred Stock.

         (d) Mechanics of Redemption. At least 10 but not more than 60 days prior to a Redemption Date, written notice (the "Redemption Notice") shall be given by the Corporation by mail, postage prepaid, or by facsimile or email transmission, to each holder of record (at the close of business on the business day next preceding the day on which the Redemption Notice is given) of shares of Preferred Stock notifying such holder of the redemption and specifying the Redemption Price, the Redemption Date and the place where the Redemption Price shall be payable. The Redemption Notice shall be addressed to each Holder of shares of Preferred Stock to be redeemed at his address as shown by the records of the Corporation. From and after the close of business on the Redemption Date, if on the Redemption Date the Redemption Price is paid or tendered for payment, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock elected to be redeemed shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue and all rights of holders of such shares of Preferred Stock subject to redemption (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. Any shares of Preferred Stock redeemed pursuant to this Section 8 shall be canceled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Preferred Stock. The Corporation shall not send a Notice to redeem the shares of Preferred Stock pursuant to Section 8(b) unless the assets of the Corporation legally available for redemption are sufficient to redeem the total number of shares of Preferred Stock to be redeemed on an Optional Redemption Date and the Corporation redeems all such shares. In the event of a redemption of Preferred Stock pursuant to
Section 8(a), if (i) the assets of the Corporation legally available for redemption of shares of Preferred Stock on the Mandatory Redemption Date are insufficient to redeem the total number of outstanding shares of Preferred Stock to be redeemed on such Mandatory Redemption Date or (ii) the Corporation fails for any other reason to redeem the total number of outstanding shares of Preferred Stock to be redeemed on such Mandatory Redemption Date other than because of a failure on the part of a holder of Preferred Stock to deliver a certificate evidencing such shares (a "Non-Redemption Event"), the holders of shares of Preferred Stock to be redeemed shall share ratably in any assets legally available for redemption of such shares according to the respective amounts which would be payable with respect to the full number of shares owned by them if all such outstanding shares were redeemed in full and with respect to the dividend on the Preferred Stock to be paid under Section 3 hereof, the Applicable Percentage shall increase by 2% over the Applicable Percentage for the prior period on the expiration date of each sixty (60) day period after the Mandatory Redemption Date that the Preferred Stock is not redeemed in full up to a maximum of 16%. The shares of Preferred Stock not redeemed remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Preferred Stock, such assets will be used immediately to redeem the balance of such shares, or such portion thereof for which assets are then legally available, on the basis set forth above.

         (e) Non-Redemption Event.

              (i) Notwithstanding the provisions of Section 3 hereof, in the event of a Non-Redemption Event, the Corporation shall promptly give written notice thereof to each Holder and the Holders shall, immediately upon the giving of written notice to the Corporation by the Holders of at least a majority of the outstanding shares of Preferred Stock voting together as a single class, be entitled to elect the number of additional directors (collectively, the "Series D Directors") which shall provide the Holders with the greater of (x) percentage representation on the Board equal to the ownership percentage of the Corporation represented by the sum of (i) the Preferred Shares held by the Holders on an as converted basis, (ii) all shares of Common Stock held by the Holders and (iii) the shares of Common Stock issuable upon the exercise of unexercised warrants then held by the Holders (in each case without regard to any limitation on percentage ownership as provided for in the Abbott Standstill Agreement, Abbott Purchase Agreement or any other limitation on conversion or exercise) and (y) 20% of the directors on the Board; and the holders of shares of Common Stock and of any other class or series of voting stock, as a class, shall be entitled to elect the remaining members of the Board.

              (ii) Whenever under the provisions of subsection (i) above the right shall have accrued to the Holders of the shares of Preferred Stock as a class to elect the Series D Directors, the Holders of Preferred Stock shall be entitled immediately thereafter to act by written consent without a meeting to elect the Series D Directors. In the event that the holders of Preferred Stock do not choose to act by written consent in lieu of a meeting, the Board shall, within ten days after delivery to the Corporation at its principal office of a request to such effect by the Holders of at least 10% of the then outstanding shares of Preferred Stock, call a special meeting of the holders of Preferred Stock for the election of directors, to be held upon not less than 20 nor more than 30 days' notice to such holders. At any meeting so called or at any other meeting held while the holders of the outstanding shares of Preferred Stock shall have the voting power provided in subsection (i) above, the holders of a majority of the then outstanding shares of Preferred Stock, present in person or by proxy, shall be sufficient to constitute a quorum for the election of directors as herein provided. So long as the Non-Redemption Event shall continue, any vacancy in the office of a Series D Director may be filled by written consent of the Series D Directors remaining in office or, if none remains in office, by vote of the Holders of a majority of the outstanding shares of Preferred Stock, voting together as a single class. As long as the Non-Redemption Event shall continue, holders of any of the outstanding capital stock (other than the Preferred Stock) of the Corporation entitled to vote on the election of directors shall not be entitled to vote on the election or removal of the Series D Directors.

              (iii) Upon redemption of all outstanding Preferred Stock pursuant to this Section 8, the holders of the shares of Preferred Stock shall be divested of all of the voting rights specified in subsection (i) above. The term of office of each Series D Director elected by the holders of the Preferred Stock pursuant to such special voting right shall forthwith terminate and the number of directors constituting the entire Board shall be reduced by the number of the Series D Directors.

         Section 9. Definitions. For the purposes hereof, the following terms shall have the following meanings:


         "Abbott Purchase Agreement" means the Common Stock Purchase Agreement, dated as of August 3, 1998, between the Corporation and Abbott Laboratories.

         "Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 of the Securities Act.

         "Affiliated Party Transactions" means any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate.

         "Common Stock" means the Corporation's common stock, par value $0.15 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

         "Conversion Ratio" means, at any time, a fraction, the numerator of which is the Series D Liquidation Preference Payment and the denominator of which is the Conversion Price at such time.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Full Recourse Loan" means a loan for which the liability to the Corporation is not limited to specific assets for payment.

         "Indebtedness" means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations under capitalized leases, (d) all obligations or liabilities of others secured by a lien on any asset of the Corporation or any Subsidiary, irrespective of whether such obligation or liability is assumed, (e) all obligations of the Corporation or any Subsidiary for the deferred purchase price of assets (other than trade debt incurred in the ordinary course of business) and (f) any obligation guaranteeing or intended to guarantee any obligation of any other Person.

         "Institutional Investor" shall have the meaning set forth in the Plan as in effect on the Original Issuance Date.

         "Nasdaq" means the Nasdaq National Market.

         "Per Share Market Value" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on the

Nasdaq or a Subsequent Market, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) on the Nasdaq or such Subsequent Market on which the Common Stock is then listed or quoted; (b) if prices for the Common Stock are then quoted on the OTC Bulletin Board, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) so quoted; (c) if prices for the Common Stock are then reported in the "Pink Sheets" published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or
(d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by a majority-in-interest of the Holders.

         "Person" means a corporation, an association, a partnership, a limited liability company, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

         "Plan" means the Stockholder Protection Agreement, dated as of June 26, 1995, between the Corporation and First Fidelity Bank, N.A., as rights agent.

         "Purchase Agreement" means the Securities Purchase Agreement, dated as of December 6, 2001, to which the Corporation and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

         "Qualified Joint Venture" means any joint venture (whether in the form of a corporation, partnership, or other entity) in which the Corporation or a Wholly-Owned Subsidiary has at least a 20% equity interest; provided that the joint venture engages in activity reasonably related to the Corporation's business as conducted on the Original Issuance Date.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Standstill Agreement" means the Standstill Agreement, dated as of August 3, 1998, between the Corporation and Abbott Laboratories.

         "Subsequent Market" means either the New York Stock Exchange, American Stock Exchange or Nasdaq SmallCap Market.

         "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which 50% or more of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or combination thereof) and (ii) any partnership or limited liability company (a) the sole general partner or the managing general partner or member of which is such Person or a Subsidiary of such Person or (b) the only general partners or members of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

         "Trading Day" means (a) a day on which the shares of Common Stock are traded on the Nasdaq or on such Subsequent Market on which the shares of Common Stock are then listed or quoted, or (b) if the shares of Common Stock are not listed on the Nasdaq or a

Subsequent Market, a day on which the shares of Common Stock are traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the shares of Common Stock are not quoted on the OTC Bulletin Board, a day on which the shares of Common Stock are quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, that in the event that the shares of Common Stock are not listed or quoted as set forth in
(a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

         "Underlying Shares" means, collectively, the shares of Common Stock into which the shares of Preferred Stock are convertible in accordance with the terms hereof.

         "Wholly-Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding capital stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person and the Wholly-Owned Subsidiaries of such Person.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed as of the 10th day of December, 2001.

                 i-STAT Corporation

                 By:           /s/ Roger J. Mason
                        --------------------------------------------
                        Name:   Roger J. Mason
                        Title:  Vice President of Finance, Treasurer
                                and Chief Financial Officer

                                    EXHIBIT A

                              NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to convert shares of Preferred Stock)

         The undersigned hereby elects to convert the number of shares of Series D Convertible Preferred Stock indicated below, into shares of common stock, par value $0.15 per share (the "Common Stock"), of i-STAT Corporation, a Delaware corporation (the "Corporation"), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:        Date to Effect Conversion

                                Number of shares of Preferred Stock to be Converted

                                Stated Value of shares of Preferred Stock to be Converted

                                Number of shares of Preferred Stock remaining after Conversion

                                Number of shares of Common Stock to be Issued

                                Applicable Conversion Price
                                Signature

                                Name
                                Address

By the delivery of this Notice of Conversion the undersigned represents and warrants to the Corporation that its ownership of the Common Stock does not exceed the amounts determined in accordance with Section 13(d) of the Exchange Act, specified under Section 7(a)(iii) of the Certificate of Designations governing the rights and privileges of the Series D Convertible Preferred Stock.

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